Exhibit 99.1

AÉROPOSTALE REPORTS RECORD RESULTS FOR FIRST QUARTER

First Quarter Earnings Increase 55% to $0.48 Per Diluted Share
Provides Second Quarter Guidance

New York, New York, May 20, 2010 -- Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual apparel for young women and men, today reported results for the first quarter of fiscal 2010, and provided guidance for the second quarter of fiscal 2010.

First Quarter Performance
Diluted net earnings per share for the first quarter of fiscal 2010 increased 55% to a record $0.48 per share, compared to $0.31 per share in the same period last year.  Net income for the first quarter increased 43% to $45.4 million, compared to net income of $31.7 million last year.

For the first quarter of fiscal 2010, total net sales have increased 14% to $463.6 million, from $408.0 million in the year-ago period. Same store sales for the first quarter increased 8%, compared to a same store sales increase of 11% last year.

Co-Chief Executive Officers Mindy C. Meads and Thomas P. Johnson, said, “We are very pleased with our strong start to fiscal 2010. In the first quarter we delivered solid top line growth, improved profitability and achieved record earnings. The consistency and strength of our results truly underscore the on-going momentum in our brand, the power of our promotional specialty store model and the tremendous talent across our entire organization.”

E-commerce
Total net sales from the Company’s e-commerce business for the first quarter of fiscal 2010 increased 42% to $23.8 million, from $16.7 million in the year ago period.

Share Repurchase Program
During the first quarter of fiscal 2010, the Company repurchased approximately $36.7 million, or 1.3 million shares of common stock. The Company currently has $166.1 million of availability remaining under its share repurchase program.

Second Quarter Guidance
For the second quarter of fiscal 2010 the Company expects earnings in the range of $0.45 to $0.48 per diluted share, an increase of 18% to 26% compared to earnings of $0.38 per diluted share for the second quarter of 2009.

Co-Chief Executive Officers Mindy C. Meads and Thomas P. Johnson, commented, “We are extremely proud of our consistent ability to drive both comp and margin increases on top of a record performance last year. We are very well positioned as we head into the upcoming back to school season. We look forward to sustaining our strong momentum and building upon our successes for the remainder of the year.”

Store Growth and Capital Spending
The company opened 7 Aéropostale and 7 P.S. from Aéropostale stores, and closed 4 Aéropostale stores during the quarter. For the first quarter the company incurred $14.7 million in capital expenditures. For full year fiscal 2010 the Company now plans to spend approximately $90.0 million in capital expenditures, which will include opening approximately 25 Aéropostale stores, including a Times Square location, opening approximately 30 P.S. from Aéropostale stores, and approximately 40 store remodels, in addition to certain information technology investments.

Conference Call Information
The Company will be holding a conference call today at 4:15 P.M EDT to review its first quarter results. The broadcast will be available through the ‘Investor Relations’ link at www.aeropostale.com and www.fulldisclosure.com.  To listen to the broadcast your computer must have Windows Media Player installed. If you do not have Windows Media Player go to the latter site prior to the call, where you can download the software for free.

About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 7 to 12 year-old kids through its P.S. from Aéropostale® stores. The Company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can only be purchased in its Aéropostale stores and online at www.aeropostale.com. P.S. from Aéropostale® products can be purchased in P.S. from Aéropostale® stores and online at www.ps4u.com. The Company currently operates 896 Aéropostale stores in 49 states and Puerto Rico, 44 Aéropostale stores in Canada and 22 P.S. from Aéropostale stores in nine states.

THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

EXHIBIT A

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	May 1, 2010	January 30, 2010	May 2, 2009

ASSETS
Current Assets:
Cash and cash equivalents	$312,716	$346,976	$247,747
Merchandise inventory	122,686	132,915	128,929
Other current assets	50,350	50,126	37,033
Total current assets	485,752	530,017	413,709

Fixtures, equipment and improvements, net	264,895	251,558	249,676

Other assets	10,740	10,734	13,298

TOTAL ASSETS	$761,387	$792,309	$676,683

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$72,008	$90,850	$70,308
Accrued expenses	128,180	150,990	83,139
Total current liabilities	200,188	241,840	153,447

Other non-current liabilities	112,077	115,980	126,087

Stockholders’ equity	449,122	434,489	397,149

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$761,387	$792,309	$676,683

EXHIBIT B

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA

(in thousands, except per share and store data)

	13 weeks ended
	May 1, 2010		May 2, 2009
		% of sales		% of sales

Net sales	$463,641	100.0%	$408,024	100.0%

Cost of sales (including certain buying, occupancy and warehousing expenses)	280,822	60.6	260,134	63.8

Gross profit	182,819	39.4	147,890	36.2

Selling, general and administrative expenses	107,668	23.2	94,446	23.1

Income from operations	75,151	16.2	53,444	13.1

Interest expense, net	27	0.0	45	0.0

Income before income taxes	75,124	16.2	53,399	13.1

Income taxes	29,740	6.4	21,724	5.3

Net income	$45,384	9.8%	$31,675	7.8%

Basic earnings per share	$0.48		$0.31

Diluted earnings per share	$0.48		$0.31

Weighted average basic shares	93,912		100,649

Weighted average diluted shares	94,944		101,685

STORE DATA:

Comparable store sales increase	8%		11%

Stores open at end of period	962		920

Total square footage at end of period	3,458,065		3,305,058

Average square footage during period	3,451,563		3,296,109

Note:
All share and per share amounts were given retroactive recognition to the three-for-two common stock split that was effective on March 5, 2010.